Exhibit 99.1
FOR FURTHER INFORMATION:

FOR INVESTORS:                                                                     FOR MEDIA:
Richard R. Sawyer                                                                     Tina M. Farrington
Chief Financial Officer                                                              Executive Vice President
260-427-7150                                                                               260-427-7155
rick.sawyer@towerbank.net                                                    tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS EARNINGS OF $0.14 PER SHARE

FORT WAYNE, INDIANA – JULY 22, 2010 –Tower Financial Corporation (NASDAQ: TOFC) reported net income of $629,000 or $0.14 per diluted share for the second quarter of 2010, compared with a net loss of $4.1 million, or $1.00 per share, reported for the second quarter 2009.  This brings year to date net income to $1.3 million, or $0.31 per diluted share, compared to a year to date net loss of $3.7 million, or $0.90 per share at June 30, 2009.

Second quarter highlights include:

●
The net interest margin grew for the fifth consecutive quarter.  The net interest margin for the second quarter was 3.73 percent, a 7 basis point improvement from the first quarter 2010, and a 71 basis point improvement from the second quarter 2009.

•
The Company’s regulatory capital ratios continue to remain significantly above “well-capitalized” levels.  Excess capital as of June 30, 2010 is $17.0 million based on the Total Risked Based capital ratio and $30.0 million based on the Leverage ratio.

•	Non-accrual loans decreased by $3.6 million, or 25.9 percent during the second quarter and have been reduced by $8.7 million, or 45.5 percent since June 30, 2009.

•
Normal operating expenses (excludes expenses related to OREO and special one-time industry wide FDIC assessment) decreased by $134,000 from the first quarter 2010 and $415,000 from the second quarter of 2009.

Mike Cahill, President and CEO of Tower Financial Corporation stated: “In the past year, we have continued to aggressively address our core earnings drivers such as net interest margin and operating expenses, and focus on increasing the speed of resolution of our asset quality issues. These efforts combined with maintaining robust capital levels are beginning to produce consistent results. The progress made over the past year has been significant with regard to almost all of our operating and earning components. I am grateful to my fellow team members for their efforts and accomplishments to date; however, we still have more work ahead of us in order to deliver the appropriate results to our shareholders. The regulatory and economic climate does not look to be helpful to the banking community at large over the second half of 2010. There will be a squeeze on net interest margins, increased regulatory costs and fees, decreases in certain areas of fee revenue, and continued low demand for lending related to business investment. However, we believe we are poised to consistently improve over the next 12 months, despite this difficult operating environment.”

Capital
The Company’s regulatory capital ratios continue to remain above the “well-capitalized” levels of 6 percent for tier 1 capital and 10 percent for risked-based capital.  Tier 1 capital at June 30, 2010, increased to 11.6 percent, compared to 11.1 percent at March 31, 2010 and 10.9 percent at December 31, 2009.  Total risked-based capital at June 30, 2010, increased to 13.1 percent, compared to 12.7 percent at March 31, 2010 and 12.5 percent at December 31, 2009.  Leverage capital increased to 9.5 percent at June 30, 2010, well above the regulatory requirement of 5 percent to be considered “well-capitalized”.

The following table shows the current Capital position as of June 30, 2010 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements	Regulatory	Tower
($000's omitted)	Minimum (Well-Capitalized)	6/30/10	Excess
Tier 1 Capital / Risk Assets	$32,576	$63,199	$30,623

Total Risk Based Capital / Risk Assets	$54,294	$71,257	$16,963

Tier 1 Capital / Average Assets (Leverage)	$33,191	$63,199	$30,008

Minimum Percentage Requirements	Regulatory	Tower
	Minimum (Well-Capitalized)	6/30/10
Tier 1 Capital / Risk Assets	6% or more	11.64%

Total Risk Based Capital / Risk Assets	10% or more	13.12%

Tier 1 Capital / Quarterly Average Assets	5% or more	9.52%

Asset Quality
Nonperforming assets plus delinquencies were $20.9 million, or 3.2 percent of total assets as of June 30, 2010. This compares with $23.6 million, or 3.5 percent of total assets at March 31, 2010 and $20.6 million, or 3.0 percent of assets at December 31.  Net charge-offs were $532,000 compared to $789,000 for the first quarter 2010 and $4.5 million for the fourth quarter 2009.

The current and historical breakdown of non-performing assets is as follows:

($000's omitted)	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Non-Accrual loans
Commercial	5,435	5,544	6,687	8,644	5,907
Acquisition & Development	2,028	5,486	4,627	9,812	9,882
Commercial Real Estate	1,905	1,905	1,030	682	2,675
Residential Real Estate	992	1,039	1,122	1,081	552
Total Non-accrual loans	10,360	13,974	13,466	20,219	19,016
Trouble-debt restructered (TDR)	1,862	1,997	1,915	163	184
OREO	6,477	4,443	4,634	3,990	4,060
Deliquencies greater than 90 days	2,213	3,223	561	1,476	2,509

Total Non-Performing Assets	20,912	23,637	20,576	25,848	25,769

Allowance for Loan Losses (ALLL)	12,718	12,150	11,598	14,905	14,105

ALLL / Non-accrual loans	122.8%	86.9%	86.1%	73.7%	74.2%

The OREO balance includes several properties for which purchase agreements totaling $815,000 have been signed and $650,000 in pending sales from an auction conducted in early June.  We expect to receive the funds for these transactions early in the third quarter. Upon collection, the pending sales proceeds will reduce the balance in OREO by approximately $1.4 million.  Losses on these unfunded sales transactions totaled approximately $228,000 and have been reflected in the June 30, 2010 operating statement.  Had these sales close prior to quarter end, our nonperforming assets at June 30, 2010 would have been $19.9 million, or 3.0 percent of total assets.

Included in Delinquencies greater than 90 days is an accruing $1.8 million loan that has matured. The Bank has elected not to renew the loan and is seeking collection via legal process.  The loan remains in accruing status because it is further supported by the unlimited guaranty of a third party whose guaranty is fully secured by a mortgage on a performing commercial real estate property that is unrelated to the borrower’s enterprise.  This loan is expected to remain technically nonperforming during the pendency of our legal collection efforts but ultimate collection from the guarantor is not currently in doubt.

The Acquisition and Development category was reduced by $3.5 million during the second quarter.  One relationship totaling $2.2 million was foreclosed on and taken into the OREO category, while another relationship was resolved and upgraded back to accruing status.  The remaining categories remained relatively static during the quarter.

Trouble-debt restructured has only two relationships within the category, of which one relationship makes up $1.8 million, or 95.0 percent of the balance. This property has a purchase agreement in place which, upon closing, will allow us to bring this to final resolution in the fall of 2010.

The allowance for loan losses increased $568,000 during the second quarter of 2010 and was 2.5 percent of total loans at June 30, 2010, an increase from 2.32 percent at March 31, 2010 and 2.20 percent at December 31, 2009.  The year to date increase was the net result of a reduction in loan outstandings of $17.7 million, net charge-offs of $1.3 million, and loan loss provision of $2.4 million.  This increased provisioning was primarily driven by a deliberate focus by management on reserve building, recognition of valuation changes in the marketplace related to underperforming assets and the collateral value backing these assets, and current economic factors in our markets.

Balance Sheet
Company assets were $658.4 million at June 30, 2010, a decrease of $21.7 million, or 3.2 percent from December 31, 2009.  The decrease in assets was primarily attributable to decreases in loans held for sale of $2.1 million, loans of $17.7 million, and cash of $7.5 million.  These changes were offset by an increase in long term investments of $5.5 million.

Total loans at June 30, 2010 were $509.7 million, compared to $527.3 million at December 31, 2009.  We experienced decreases in all major loan categories with Commercial and Industrial loans decreasing by $8.1 million, Residential mortgage loans by $4.9 million, Commercial Real Estate by $2.3 million, Consumer loans by $1.9million and Home Equity loans by $0.5 million.

Long term investments at June 30, 2010 were $99.5 million, an increase of $5.5 million.  Long-term investment now comprise 15.1 percent of total assets as we continue to expand our investment portfolio to enhance liquidity and yield opportunities in light of the planned reduction in our loan portfolio and recognition of fewer lending opportunities in the local economy. This is a continued purposeful change in asset allocation driven by profitability and liquidity targets, current economic conditions, and capital management guidelines.

Total deposits at June 30, 2010 were $565.0 million compared to $568.4 million at December 31, 2009, a decrease of $3.4 million, or 0.6 percent. Core deposits declined by $18.0 million, led by decreases in certificates of deposit less than $100,000 of $16.4 million, non-interest bearing checking accounts balances of $10.0 million, and money market account balances of $4.4 million.  These decreases were offset by growth in our health savings account balances of $9.9 million and $2.8 million in savings accounts.  Certificates of deposit greater than $100,000 decreased by $12.8 million.  Offsetting these decreases was in increase in brokered CD’s totaling $27.4 million.  The growth in brokered CD’s was purposeful as we took advantage of the favorable rate environment to lock in low rates for an extended period of time.  Terms for new brokered CD purchases ranged from two years to ten years, with an average life of just more than six years.  The average rate on our brokered CD purchases was 2.9 percent.

Shareholders' equity was $49.0 million at June 30, 2010, an increase of 4.5 percent from the $46.9 million reported at December 31, 2009.  Affecting the increase in stockholders’ equity was net income of $1.3 million, $23,000 of additional paid in capital from the FAS123R accounting treatment for stock options, and an increase of $755,000 in unrealized gains, net of tax, on securities available for sale.  Period-end common shares outstanding were 4,090,432.

Operating Statement
Total revenue, consisting of net interest income and noninterest income, was $7.3 million for the second quarter 2010, an increase of $170,000 from the first quarter 2010 and an increase of $910,000 from the second quarter 2009.  Second quarter 2010 net interest income was $5.6 million an increase of $34,000, or 0.6 percent from the first quarter 2010 and an increase of $775,000 million, or 16.1 percent compared to the second quarter 2009. The increase in net interest income from the first quarter 2010 was the result of a 7 basis point improvement in our net interest margin, offset by a $13.8 million reduction in average earning assets.  Net interest margin for the second quarter was 3.73 percent marking the fifth consecutive quarterly increase.  Overall, our margin has increased by 88 basis points from its low point in the first quarter of 2009.

Noninterest income accounted for approximately 23.7 percent of total revenue. For the second quarter, noninterest income was $1.7 million, an increase of $136,000, or 8.5 percent from the first quarter 2010 and an increase of $135,000 from the second quarter 2009.  The increase from the first quarter 2010 came primarily from increases in Loan brokerage fees, Purchased Receivables fees, and Debit/ATM card interchange fees.  Trust and brokerage fees were relatively flat quarter over quarter.  Trust assets under management at June 30, 2010 were $600 million, compared to $614 million at March 31, 2010 and $558 million at June 30, 2009.  Brokerage assets under management were $142 million at June 30, 2010, compared to $146 million at March 31, 2010 and $106 million at June 30, 2009.  The relatively flat performance in assets under management was due to negative market fluctuations offsetting the addition of new accounts.

Non-interest expenses were $5.5 million, an increase of $564,000 from the first quarter of 2010 and a decrease of $1.0 million from the second quarter of 2009.  The increase from the first quarter was comprised entirely of $754,000 in expense related to OREO properties.  Approximately $228,000 of the OREO expenses related to losses on disposition, while the remainder related to valuation write-downs on the rest of the OREO portfolio.  OREO expenses were $56,000 for the first quarter 2010 and $1.0 million for the second quarter 2009.  Not counting OREO expenses, operating expenses decreased by $134,000 from the first quarter 2010 and $730,000 from the second quarter 2009.  The decrease from the first quarter 2010 relates primarily to employment expenses, which were down by $95,000.  The decrease from the second quarter 2009 relates primarily to a decrease of $353,000 in employment expenses, a decrease of $211,000 in processing costs, and a decrease of $189,000 in FDIC premiums.  The decrease in processing costs relates to credits associated with migrating our core processing system to a new provider during the first quarter of 2010. The decrease in FDIC premiums relates to the special assessment of $315,000 that was charged to all banks in the second quarter of 2009.  Normal premiums are up by $126,000. Outside of any unexpected increases in FDIC premiums and losses taken on the disposition of foreclosed assets, we expect our operating expenses to remain relatively flat for the remainder of 2010.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with one subsidiary; Tower Bank & Trust Company, a community bank headquartered in Fort Wayne. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Bank has a wholly-owned subsidiary, Tower Trust Company, which is a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in banking regulation; changes in governmental and regulatory policy or enforecement; changes in the national and local economy; changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in tax laws; changes in prices; the impact of technological advances; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in local real estate values; and other factors, including various risk factors identified and described in the Corporation’s Annual Report on Form 10-K, quarterly reports of Form 10-Q and in other periodic reports we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net
# # # #

Tower Financial Corporation
Consolidated Balance Sheets
At June 30, 2010 and December 31, 2009

	(unaudited)
	June 30	December 31
	2010	2009
ASSETS
Cash and due from banks	$14,405,724	$19,861,434
Short-term investments and interest-earning deposits	1,712,645	1,259,197
Federal funds sold	1,098,535	3,543,678
Total cash and cash equivalents	17,216,904	24,664,309

Securities available for sale, at fair value	89,546,114	85,179,160
Securities held to maturity, at cost	5,655,990	4,495,977
FHLBI and FRB stock	4,325,800	4,250,800
Loans Held for Sale	1,663,315	3,842,089

Loans	509,656,449	527,333,461
Allowance for loan losses	(12,718,300)	(11,598,389)
Net loans	496,938,149	515,735,072

Premises and equipment, net	8,641,955	8,011,574
Accrued interest receivable	2,532,448	2,439,859
Bank Owned Life Insurance	13,279,982	13,046,573
Other Real Estate Owned	6,377,313	4,634,089
Prepaid FDIC Insurance	3,864,053	4,777,797
Other assets	8,417,452	9,081,759

Total assets	$658,459,475	$680,159,058

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$84,994,979	$95,027,233
Interest-bearing	479,992,858	473,353,118
Total deposits	564,987,837	568,380,351

Federal Home Loan Bank advances	22,500,000	43,200,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	886,520	480,885
Other liabilities	3,493,880	3,634,713
Total liabilities	609,395,237	633,222,949

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 4,000,000 shares authorized;18,300 shares issued and outstanding	1,788,000	1,788,000
Common stock and paid-in-capital, no par value, 6,000,000shares authorized;4,159,432 and 4,155,432 shares issued;and 4,090,432 shares outstanding at June 30, 2010 and December 31, 2009	39,859,103	39,835,648
Treasury stock, at cost, 65,000 shares at June 30, 2010 and December 31, 2009	(884,376)	(884,376)
Retained earnings	6,636,541	5,286,808
Accumulated other comprehensive income (loss), net of tax of $836,882 at June 31, 2010 and $468,803 at December 31, 2009	1,664,970	910,029
Total stockholders' equity	49,064,238	46,936,109

Total liabilities and stockholders' equity	$658,459,475	$680,159,058

Tower Financial Corporation
Consolidated Statements of Operations

(unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Interest income:
Loans, including fees	$6,826,902	$7,099,710	$13,709,904	$14,147,664
Securities - taxable	662,823	781,080	1,301,914	1,414,797
Securities - tax exempt	255,223	243,046	499,774	469,329
Other interest income	6,122	2,708	12,370	9,553
Total interest income	7,751,070	8,126,544	15,523,962	16,041,343
Interest expense:
Deposits	1,727,772	2,803,694	3,487,270	5,646,584
Fed Funds Purchased	111	1,082	111	990
FHLB advances	142,854	216,680	312,712	467,028
Trust preferred securities	283,071	283,071	563,297	563,297
Total interest expense	2,153,808	3,304,527	4,363,390	6,677,899

Net interest income	5,597,262	4,822,017	11,160,572	9,363,444
Provision for loan losses	1,100,000	6,550,000	2,440,000	7,510,000

Net interest income after provision for loan losses	4,497,262	(1,727,983)	8,720,572	1,853,444

Noninterest income:
Trust and brokerage fees	889,681	806,067	1,772,647	1,673,956
Service charges	280,053	283,483	570,439	541,316
Loan broker fees	167,069	195,403	284,569	333,681
Gain/(Loss) on sale of securities	41,708	3,861	42,548	195,012
Impairment on AFS securities	(14,278)	(47,656)	(24,868)	(47,656)
Other fees	369,916	357,790	686,508	691,942
Total noninterest income	1,734,149	1,598,948	3,331,843	3,388,251

Noninterest expense:
Salaries and benefits	2,292,078	2,644,960	4,679,154	5,367,409
Occupancy and equipment	630,224	692,810	1,259,502	1,391,402
Marketing	144,975	134,215	241,667	278,872
Data processing	116,300	327,443	425,212	621,452
Loan and professional costs	421,030	383,196	859,437	695,140
Office supplies and postage	71,103	73,489	134,292	170,546
Courier service	55,790	58,472	111,124	119,907
Business Development	99,832	165,765	178,840	266,762
Communication Expense	58,502	44,321	94,861	88,239
FDIC Insurance Premiums	490,467	679,308	992,672	958,798
OREO Expenses	753,769	1,012,683	809,566	1,055,170
Other expense	334,619	241,219	587,528	437,455
Total noninterest expense	5,468,689	6,457,881	10,373,855	11,451,152
	4,714,920	5,445,198	9,564,289	10,395,982
Income/(loss) before income taxes/(benefit)	762,722	(6,586,916)	1,678,560	(6,209,457)
Income taxes expense/(benefit)	134,025	(2,491,436)	328,827	(2,524,202)

Net income/(loss)	$628,697	$(4,095,480)	$1,349,733	$(3,685,255)
Less: Preferred Stock Dividends	-	-	-	-
Net income/(loss) available to common shareholders	$628,697	$(4,095,480)	$1,349,733	$(3,685,255)

Basic earnings/(loss) per common share	$0.15	$(1.00)	$0.33	$(0.90)
Diluted earnings/(loss) per common share	$0.14	$(1.00)	$0.31	$(0.90)
Average common shares outstanding	4,090,432	4,090,432	4,090,432	4,090,399
Average common shares and dilutive	4,394,419	4,090,432	4,394,419	4,090,399

Total Shares outstanding at end of period	4,090,432	4,019,310	4,090,432	4,019,310
Dividends declared per common share	$-	$-	$-	$-

Tower Financial Corporation
Consolidated Financial Highlights

	Quarterly								Year-To-Date
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
($ in thousands except for share data)	2010	2010	2009	2009	2009	2009	2008	2008	2010	2009

EARNINGS
Net interest income	$5,597	5,563	5,381	5,077	4,822	4,541	5,172	5,426	11,160	9,363
Provision for loan loss	$1,100	1,340	1,230	1,995	6,550	960	1,225	1,999	2,440	7,510
NonInterest income	$1,734	1,598	1,490	1,210	1,599	1,789	1,381	1,812	3,332	3,388
NonInterest expense	$5,469	4,905	6,079	5,468	6,458	4,993	4,846	5,043	10,374	11,451
Net income/(loss)	$629	721	(1,202)	(721)	(4,095)	410	506	330	1,350	(3,685)
Basic earnings per share	$0.15	0.18	(0.29)	(0.18)	(1.00)	0.10	0.12	0.08	0.33	(0.90)
Diluted earnings per share	$0.14	0.17	(0.29)	(0.18)	(1.00)	0.10	0.12	0.08	0.31	(0.90)
Average shares outstanding	4,090,432	4,090,432	4,090,432	4,090,432	4,090,432	4,090,365	4,075,696	4,084,432
Average diluted shares outstanding	4,394,419	4,394,419	4,090,432	4,090,432	4,090,432	4,090,365	4,079,438	4,086,757

PERFORMANCE RATIOS
Return on average assets *	0.38%	0.43%	-0.70%	-0.42%	-2.32%	0.24%	0.29%	0.19%	0.41%	-1.06%
Return on average common equity *	5.21%	6.17%	-9.83%	-6.13%	-32.65%	3.33%	4.15%	2.69%	5.68%	-14.87%
Net interest margin (fully-tax equivalent) *	3.73%	3.66%	3.47%	3.24%	3.02%	2.85%	3.28%	3.43%	3.70%	2.93%
Efficiency ratio	74.60%	68.50%	88.47%	86.97%	100.58%	78.88%	73.95%	69.67%	71.58%	89.80%
Full-time equivalent employees	145.75	150.25	146.25	159.25	172.75	176.50	173.75	176.50	145.75	172.75

CAPITAL
Equity to assets	7.45%	7.12%	6.90%	7.14%	6.70%	7.03%	7.12%	6.96%	7.45%	6.70%
Regulatory leverage ratio	9.52%	9.20%	9.05%	9.04%	8.56%	9.52%	9.69%	9.62%	9.52%	8.56%
Tier 1 capital ratio	11.64%	11.14%	10.90%	11.00%	10.38%	11.47%	11.66%	11.69%	11.64%	10.38%
Total risk-based capital ratio	13.12%	12.66%	12.46%	12.53%	11.96%	12.77%	12.99%	13.04%	13.12%	11.96%
Book value per share	$11.56	11.30	11.04	11.87	11.24	12.29	12.15	11.86	11.56	11.24
Cash dividend per share	$0.000	0.000	0.000	0.000	0.000	0.000	0.00	0.00	0.000	0.000

ASSET QUALITY
Net charge-offs	$531	789	4,537	2,045	3,092	117	(27)	1,570	1,320	3,209
Net charge-offs to average loans *	0.41%	0.61%	3.38%	1.49%	2.21%	0.08%	-0.02%	1.13%	0.51%	0.08%
Allowance for loan losses	$12,718	12,150	11,598	14,905	14,105	11,498	10,655	9,278	12,718	14,105
Allowance for loan losses to total loans	2.50%	2.32%	2.20%	2.78%	2.53%	2.06%	1.90%	1.67%	2.50%	2.53%
Other real estate owned (OREO)	$6,377	4,443	4,634	3,990	4,060	5,080	2,660	2,432	6,377	4,060
Non-accrual Loans	$10,360	13,974	13,466	20,219	19,016	11,708	15,675	17,066	10,360	19,016
90+ Day delinquencies	$3,788	3,223	561	1,477	2,509	1,304	1,020	982	3,788	2,509
Restructured Loans	$1,862	1,997	1,915	163	184	191	198	366	1,862	184
Total Nonperforming Loans	16,010	19,194	15,942	21,859	21,709	13,203	16,893	18,414	16,010	21,709
Total Nonperforming Assets	22,387	23,637	20,576	25,849	25,769	18,283	19,553	20,846	22,387	25,769
NPLs to Total loans	3.14%	3.67%	3.02%	4.08%	3.89%	2.37%	3.01%	3.32%	3.14%	3.89%
NPAs (w/o 90+) to Total assets	2.82%	3.03%	2.94%	3.59%	3.39%	2.37%	2.66%	2.85%	2.82%	3.39%
NPAs+90 to Total assets	3.40%	3.51%	3.03%	3.80%	3.75%	2.55%	2.81%	2.99%	3.40%	3.75%

END OF PERIOD BALANCES
Total assets	$658,459	674,152	680,159	679,394	686,307	715,634	696,584	696,061	658,459	686,307
Total earning assets	$611,996	626,197	629,904	633,742	651,946	681,688	655,145	658,963	611,996	651,946
Total loans	$509,656	523,437	527,333	536,074	557,530	558,148	561,012	554,760	509,656	557,530
Total deposits	$564,988	559,291	568,380	592,731	594,594	618,705	586,237	573,221	564,988	594,594
Stockholders' equity	$49,064	48,002	46,936	48,541	45,962	50,280	49,618	48,449	49,064	45,962

AVERAGE BALANCES
Total assets	$663,825	677,967	678,445	686,752	708,282	696,431	684,669	682,958	670,896	702,357
Total earning assets	$615,766	629,582	628,983	636,503	657,539	662,712	642,213	642,852	622,674	660,126
Total loans	$514,962	526,814	532,627	542,921	561,828	559,607	555,558	551,407	520,888	560,718
Total deposits	$569,759	564,238	581,018	597,792	612,649	598,807	566,193	580,589	566,999	605,728
Stockholders' equity	$48,404	47,421	48,507	46,678	50,303	49,942	48,540	48,875	47,913	50,123